Exhibit 99.01
News Release
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Melissa Martin	Helyn Corcos
Symantec Corp.	Symantec Corp.
408-517-8475	408-517-8324
Melissa_martin@symantec.com	hcorcos@symantec.com
Symantec Names Enrique T. Salem Chief Operating Officer
CUPERTINO, Calif. — Jan. 9, 2008 — Symantec (Nasdaq: SYMC) today announced the appointment of Enrique T. Salem as its chief operating officer. Salem has more than 20 years of experience in sales, product delivery and operations and is tasked with driving operational consistency across the business. Salem will be responsible for product development, sales, services, marketing and Information Technology (IT) activities and will report to John W. Thompson, Symantec chairman and CEO.
Salem most recently served as group president, Worldwide Sales and Marketing, leading a global team of more than 4,000 professionals. Prior to this role, he served as group president of the Consumer Business Unit, as well as senior vice president of Symantec’s Security Products and Solutions. Before joining the company, Salem was president and CEO of Brightmail, the leading anti-spam software company acquired by Symantec in 2004.
“The appointment of a chief operating officer will enable us to better leverage our broad portfolio of technology and services to best meet the needs of our customers while also ensuring we maintain our focus on the long-term strategy of securing and managing the world’s information,” said Thompson. “Enrique is a strong leader who has proven to me and the Board that he is ready to assume broader responsibilities within our company. I am confident he will drive operational consistency across the company and help improve our ability to deliver solid results for our customers and shareholders.”
The company also announced that Gregory W. Hughes, who most recently served as group president, Symantec Global Services, has been named chief strategy officer, responsible for corporate development and strategy. In addition, Hughes will focus on new business incubation, such as the Symantec Protection Network, the company’s software-as-a-service (SaaS) platform, and other areas of internal investment. A proven line executive, Hughes also has a background in strategy, having spent 10 years at McKinsey & Company, where he founded and led the North American Software Industry practice. Hughes will report to Thompson.
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Symantec Names Enrique T. Salem Chief Operating Officer

The business unit leaders will report into Salem. Thomas W. Kendra will remain as group president of the Security and Compliance Group (previously referred to as the Security and Data Management Group). Gregory S. Butterfield will continue in his interim role as group president for the Storage Management Group (previously referred to as the Data Center Management Group) and as group president of the Altiris Business Unit. Janice D. Chaffin remains group president of the Consumer Business Unit.
Finally, the company will consolidate its services business into its IT organization reporting to J. David Thompson, who was named group president, Information Technology and Services Group. This change will allow the company to better leverage its investments in IT-related services for both internal and external use. Thompson joined the company from Oracle and served in a similar capacity at PeopleSoft, before being acquired by Oracle. He will report to Salem.
Additional Resources
▪	Click here for additional background information on Enrique T. Salem.

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About Symantec
Symantec is a global leader in infrastructure software, enabling businesses and consumers to have confidence in a connected world. The company helps customers protect their infrastructure, information and interactions by delivering software and services that address risks to security, availability, compliance and performance. Headquartered in Cupertino, Calif., Symantec has operations in more than 40 countries. More information is available at www.symantec.com.
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